UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2014

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 9401 Wilshire Boulevard #608 Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90212 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 15, 2014, Genius Brands International, Inc. (the “Company”) entered into a Revolving Line of Credit (the “Line of Credit”) with SunTrust Bank (“SunTrust”) with availability equal to a maximum of Two Million Dollars ($2,000,000) (the “Loan Amount”), evidence by a note (the “Note”). All outstanding amounts under the Note shall be due and payable on August 12, 2015 and shall accrue interest at a rate equal to the one month LIBOR Rate (as defined in Addendum A to the Note) plus 4.75% per annum, subject to adjustment (the “Interest Rate”). Repayment of the Loan Amount is secured by the assets of the Company pursuant to the terms of a security agreement. The Note is subject to certain “events of default”, including, but not limited to, the failure by the Company to pay any amount due and owing under the Note when it becomes due and the entry of a judgment or the issuance or service of any attachment, levy or garnishment against the Company or the property of the Company or the repossession or seizure of the property of the Company. Upon the occurrence of any proscribed event of default, SunTrust shall have no obligation to fund the Note or make any advancement under the Note and SunTrust, at its option, may declare the entire outstanding principal balance, together with all interest thereon, to be immediately due and payable. Upon the occurrence of an event of default, SunTrust may, at its option, charge interest on the unpaid balance of the Note at the lesser of (i) the Interest Rate plus 4% per annum or (ii) the maximum rate allowed by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: August 20, 2014	By:	/s/ Andrew Heyward
Name: Andrew Heyward Title: Chief Executive Officer

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